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EXHIBIT 99.1 - Press release

For Immediate Release                   Contacts
---------------------                   --------
August 10, 2005                         Brian Beckwith, President & CEO
                                        Michael DeMarco, Chief Financial Officer
                                       (201) 712-0090
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Peoples Educational Holdings, Inc. Announces Second Quarter Results
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Saddle Brook, New Jersey, August 10, 2005 - Peoples Educational Holdings, Inc.
(Nasdaq: PEDH) today reported revenue of $9.4 million, for its second quarter ending June 30, 2005, up 10% from $8.6 million from the second quarter of 2004. Six-month year-to-date revenue of $14.4 million increased 4%, as compared to $13.9 million for the comparable period in 2004. Net Income (Loss) for the three and six-month periods ended June 30, 2005 was $38,000, and ($846,000), compared to $426,000 and $321,000 in 2004. Earnings per share, on a diluted basis, were $0.01 for the quarter as compared to $0.11 in the second quarter of 2004. Six months year-to-date earnings per share, on a diluted basis, were ($0.22) as compared to $0.08 in the prior year.

"Revenue increased modestly for the first six months of the year, but we have begun to see some positive trends as we enter the 3rd quarter, which is historically our largest revenue period. Earnings were down, as expenses have increased as a result of our planned, broad scale, new product and product line launches. Overall, the first six months of 2005 was a period of strong investment in product development, marketing and infrastructure as we position ourselves for future growth in sales and profitability" said Brian Beckwith, President and CEO.

Summary
-------
Total revenue for the three-month period was $9.5 million compared to $8.6 million during the same period in 2004. Six-month revenue for 2005 was $14.4 million compared to $13.9 million during the same period in the prior year.

Net income for the three-month period in 2005 was $38,000, compared to $426,000 in 2004. Six-month net loss in 2005 was $846,000 compared to a net income of $321,000 for the same period in 2004. The decrease is a result of higher cost of revenue, as a percent of revenue due to product mix, and higher selling, general and administrative expenses resulting primarily from planned, new product line launches and increases in general corporate overhead.

Revenue results by product line was as follows.

Test Preparation and Assessment
-------------------------------
Standards based Test Preparation and Assessment revenue for the 3-month period in 2005 was $5.2 million compared to $5.5 million during the same period in 2004. Six-month revenue in 2005 was $9.2 million compared to $9.9 million in 2004, a decrease of 6.3%. Both the three and six-month decreases, 2005 versus 2004 followed significant revenue increases during the same periods for 2004 versus 2003. Revenue increased 74.4% and 61.7% for the three and six-months ended June 30, 2004 compared to the same period in 2003. This resulted in a net revenue growth of 65.6% and 51.5% for the three and six-month period ending June 30, 2005 compared to the same period in 2003.


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The revenue fluctuation from 2004 to 2005 is due to several factors including the timing of a large order and changes in state learning standards and test formats. During the second quarter of 2004, a large district order of approximately $536,000 was received and billed; however, an equivalent order in 2005 is anticipated to be received in the third quarter. In addition, in late 2004, and early 2005, several states in which we have state customized product had or were in the process of changing their learning standards or test formats necessitating product revisions. Although this has had a short-term impact on revenue, it represents a long-term opportunity, as we have responded quickly to changed market needs by publishing revised products to meet those changes. Many revised products were completed during the first six months of 2005, with the balance to be completed during the third quarter. Sales of these revised products will begin to be received during the third and fourth quarter, historically the largest two revenue quarters for this product line. In addition, we continue to develop new products in existing states, especially California and Georgia.

College Preparation
-------------------
Our College Preparation product line revenue for the second quarter of 2005 was $3.5 million compared to $2.8 million in 2004, an increase of 25.1%. Revenue for the six-month period in 2005 was $4.2 million, compared to $3.6 million during the same period in 2004, an increase of 17.0%. Revenue in 2005 from the two major college publishers was up $659,000 and $513,000 for the three and six-month periods compared to the prior year. New proprietary products and the new distribution agreements within this line accounted for the balance of the increase during the three and six-month periods. We had no proprietary products during the same period in 2004. We are continuing to invest in new proprietary product development as we continue to be optimistic about the opportunities for growth in this market niche.

Instruction
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Instruction revenue for the second quarter of 2005 was $638,000 compared to
$294,000 for the same period in 2004. Six-month revenue increased from $442,000 in 2004 to $862,000 for the same period in 2005. The three and six-month increases are a result of our new state-specific, standards-based products which generated revenue of $471,000 and $607,000 for the three and six month periods in 2005. These products were still under development in 2004.
These increases were partially offset by decreases in our legacy remedial and multicultural products revenue, as we continue to shift our strategic focus away from these older products.

Professional Development
------------------------
Professional Development revenue for the three and six-month period ended June 30, 2005 was $76,000 and $136,000 respectively. This product was under development during the same period in 2004. This product is in the early launch phase.

Gross Profit and Cost of Revenue
--------------------------------
For the three and six-month periods in 2005, gross profit was $4.0 million and $6.2 million respectively, compared to $4.0 million and $6.6 million during the same periods in 2004. Gross profit percentage for the three-month period decreased from 46.1% in 2004 to 42.5% in 2005. For the six-month period it decreased from 47.7% in 2004 to 43.1% in 2005. The fluctuations in


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gross profit percentage for both the three and six month periods are primarily due to a change in revenue mix. For the three and six month periods, the College Preparation and Instruction product lines represents an increased share of our total revenues. Both product lines have lower gross profit margins then Testing and Assessment product line, thus affecting the Company's overall margin percentage adversely. In addition, prepublication cost amortization for the three and six-month periods was $1.1 million and $2.1 million in 2005 compared to $898,000 and $1.6 million in 2004 reflecting increased new product and product line development.

Operating Expenses
------------------
Operating expense (SG&A) for the three-month period increased from $3.3 million in 2004 to $3.9 million in 2005. For the six-month period expenses increased from $6.0 million to $7.4 million. The three and six-month increases are due to:

     1. Expenses related to our planned, broad scale new product line launches including promotion, exhibit, book sample, catalog, Internet, travel and product development.

     2. Investment in our sales infrastructure throughout 2004 to support growth and launch our new product lines.

     3. Increases in salaries and related expenses resulting from increased headcount and increases for existing staff. In addition, legal and accounting expenses increased as a result of Sarbanes-Oxley compliance requirements.

As we have previously indicated, we expect the majority of the full year 2005 revenue growth to occur in the latter part of 2005 due to the cycle of new product launches into existing markets and the introduction of the Company's new product lines into the market. Historically, the majority of the Company's full year profits occur in the third quarter and we expect this trend to continue in 2005.

Conference Call and Webcast Details:

Live Conference Call
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
Wednesday, August 11, 2005, 11 a.m. Eastern
US:                    800-638-4930
International:         617-614-3944
Live Audio Webcast:    http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=1108369

Webcast Replay (available approximately two hours after conference call ends through Friday, August 11, 2006.)
http://phx.corporate-ir.net/playerlink.zhtml?c=184416&s=wm&e=1108369


About Peoples Educational Holdings, Inc.
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Peoples Educational Holdings, Inc., is a publisher and marketer of print and electronic supplementary educational materials for the K-12 school market. The Company focuses its efforts in four market areas:


     1. TEST PREPARATION AND PRESCRIPTIVE ASSESSMENT materials targeted to state-specific standardized tests

     2. COLLEGE PREPARATION materials for academically rigorous high school programs

     3. INSTRUCTION materials are standards based, state specific products that focus on challenging concepts required by state standards


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     4.   PROFESSIONAL DEVELOPMENT materials are print based products for the training and continuing education of teachers

The Company's proprietary products are supplemental in nature, meaning that they are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company's direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.


This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company's ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market,
(9) the sufficiency of the Company's copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company's filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business and results of operations.


Peoples Publishing Group, Inc., Saddle Brook, NJ
Investor Contact: Michael DeMarco
Press Contact: Michael DeMarco
Phone: 201-712-0090
investorrelations@peoplespublishing.com
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